Exhibit 10.15

MAXPOINT INTERACTIVE, INC.

February 20, 2015

Gretchen Joyce

Dear Gretchen,

MaxPoint Interactive, Inc. (the “Company”) is pleased to confirm your current employment arrangements on the following terms:

1.             Position.  You will continue to serve as our Chief Operating Officer, reporting to our President and Chief Executive Officer.  This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.             Cash Compensation.  The Company will pay you a salary at the rate of $234,000 per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company, pursuant to the terms and conditions of the Company’s cash incentive bonus program as in effect from time to time.

3.             Equity Awards.  Your outstanding equity awards remain subject to the terms and conditions of the plan under which such awards were granted (if any) and to the terms and conditions of the applicable equity award agreement.  In addition, you remain eligible for the grant of future equity awards in the discretion of the Company’s Board of Directors and/or its Compensation Committee.

4.             Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.  In addition, you will be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time.

5.             Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

6.             Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.

7.             Interpretation, Amendment and Enforcement.  Except as otherwise set forth herein, this letter agreement, your Proprietary Information and Assignment Agreement and your Technology Assignment Agreement with the Company constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by North Carolina law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in North Carolina in connection with any Dispute or any claim related to any Dispute.

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.  If you have any questions, please contact me.

Very truly yours,

MAXPOINT INTERACTIVE, INC.

By:	/s/ Joseph Epperson
Title:	President and Chief Executive Officer

I have read and accept the terms set forth in this letter agreement:

/s/ Gretchen Joyce
Signature of Gretchen Joyce

Dated:	February 20, 2015